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                                                                     EXHIBIT 5.1

October 26, 2000

Applied Micro Circuits Corporation
6290 Sequence Drive
San Diego, CA  92121

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Applied Micro Circuits Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the offering of up to 4,176,319 shares of the Company's Common Stock, $.01 par value (the "Shares"), issuable upon the exercise of outstanding options granted pursuant to the MMC Networks, Inc. 1993 Stock Plan, 1997 Stock Plan, 1997 Director Option Plan and 1997 Employee Stock Purchase Plan (collectively the "Plans"). Such options were assumed by the Company in connection with the Agreement and Plan of Merger and Reorganization dated as of August 28, 2000 (the "Merger Agreement"), by and among the Company, Mercury Acquisition Corp. and MMC Networks, Inc.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plans, the form of option agreements under the Plans, the Merger Agreement, the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the assumed option agreements, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ D. BRADLEY PECK
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D. Bradley Peck